EXHIBIT 12(a)


                CONSTELLATION ENERGY GROUP, INC. AND SUBSIDIARIES
                -------------------------------------------------

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                  12 Months Ended

                                                   ---------------------------------------------------------------------------------
                                                    June         December      December       December       December       December
                                                    2001           2000          1999           1998           1997           1996
                                                   ------        --------      --------       --------       --------       --------
                                                                               (In Millions of Dollars)
Income from Continuing Operations
   (Before Extraordinary Loss and
   Cumulative Effect of Change in
   Accounting Principle)                         $  412.5        $  345.3      $  326.4       $  305.9        $  254.1      $  272.3
Taxes on Income, Including Tax Effect for
      BGE Preference Stock Dividends                249.2           221.4         182.5          169.3           145.1         148.3
                                                   ------        --------      --------       --------        --------      --------
Adjusted Income                                  $  661.7        $  566.7      $  508.9       $  475.2        $  399.2      $  420.6
                                                   ------        --------      --------       --------        --------      --------
Fixed Charges:
      Interest and Amortization of
          Debt Discount and Expense and
          Premium on all Indebtedness            $  250.6        $  261.5      $  245.7       $  255.3        $  234.2      $  203.9
      Earnings required for BGE Preference
          Stock Dividends                            22.2            21.9          21.0           33.8            45.1          59.4
      Capitalized Interest                           36.4            21.1           2.7            3.6             8.4          15.7
      Interest Factor in Rentals                      2.0             2.2           1.8            1.9             1.9           1.5
                                                   ------        --------      --------       --------        --------      --------
      Total Fixed Charges                        $  311.2        $  306.7      $  271.2       $  294.6        $  289.6      $  280.5
                                                   ------        --------      --------       --------        --------      --------

Earnings (1)                                     $  936.5        $  852.3       $ 777.4       $  766.2        $  680.4      $  685.4
                                                   ======        ========      ========       ========        ========      ========

Ratio of Earnings to Fixed Charges                   3.01            2.78          2.87           2.60            2.35          2.44


(1) Earnings are deemed to consist of income from continuing operations (before extraordinary loss and cumulative effect of change in accounting principle) that includes earnings of Constellation Energy's consolidated subsidiaries, equity in the net income of unconsolidated subsidiaries, income taxes (including deferred income taxes, investment tax credit adjustments, and the tax effect of BGE's preference stock dividends), and fixed charges other than capitalized interest.